EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	Wayne M. Rose
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Meredith Pudalov/Jack Cohen
Media: Claudine Cornelis
Morgen-Walke Associates, Inc.
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS REPORTS THIRD QUARTER RESULTS

                HOUSTON, TEXAS – January 23, 2002 – Consolidated Graphics, Inc. (NYSE:CGX) today reported results for its third quarter and nine months ended December 31, 2001.

                December quarter sales were $153.8 million compared to $160.2 million in the September quarter.  Net income was $3.6 million, or $.27 per diluted share, compared to September quarter net income of $4.3 million, or $.32 per share.  Effects of the current economic slowdown are evident in the December quarter results.  Revenues for the December quarter last year were $171.2 million.  Net income for the December quarter last year was $5.5 million, or $.42 per diluted share.

                For the nine months ended December 2001, total revenues were $478.3 million compared to $517.2 million for the first nine months of last year.  Net income for the nine-month period was $13.0 million or $.97 per diluted share, compared to $21.4 million, or $1.62 per share, in the same period last year.

                “Our revenue performance in the third quarter continued to be impacted by soft commercial printing demand and competitive pressures,” commented Charles F. White, President and Chief Operating Officer.  “However, in spite of these difficult conditions we are extremely pleased with our progress in two key growth areas -- CGXMedia and national accounts.  During the quarter, we added 7 new national account customers and increased the number of clients utilizing our COIN and OPAL e-commerce printing solutions by 36.  Additionally, we capitalized on opportunities to add senior sales professionals to further strengthen our competitive position.  We have enhanced both our operating and financial condition, while increasing market share during what we consider extremely challenging times.”

                Joe R. Davis, Chairman and Chief Executive Officer, stated, “During the quarter, we continued to strengthen our balance sheet and reduce costs.  Our debt is now $220 million, a reduction of $45 million since the beginning of the year.”

                Mr. Davis concluded, “Looking ahead, we will continue to maximize our revenue growth potential while improving efficiencies throughout the organization.  In terms of financial guidance, we anticipate modest sequential improvements in revenue and earnings for the fourth quarter if current market conditions persist.  When market conditions improve, we will be firmly positioned to drive top- and bottom-line growth due to our national presence, long-standing customer base, financial strength and leading-edge technology solutions.”

                Please join Consolidated Graphics for its live Fiscal 2002 third quarter conference call at 11:00 a.m. Eastern Standard Time on January 23, 2001.  The conference call, open to all investors and potential investors, will be webcast at www.consolidatedgraphics.com.  Please go to our website and click on investor relations and conference calls.

                Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.   The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

(Table Follows)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2001	2000	2001	2000

Sales	$153,750	$171,211	$478,342	$517,200
Cost of sales	114,375	125,594	353,257	372,896
Gross profit	39,375	45,617	125,085	144,304
Selling expense	16,591	17,649	50,652	52,280
General and administrative expense	13,480	13,663	40,731	41,026
Operating income	9,304	14,305	33,702	50,998
Interest expense, net	3,347	5,145	12,111	15,254
Pretax income	5,957	9,160	21,591	35,744
Income Taxes	2,383	3,664	8,637	14,298
Net income	$3,574	$5,496	$12,954	$21,446

Earnings per share - basic	$.27	$.42	$.99	$1.62

Earnings per share - diluted	$.27	$.42	$.97	$1.62

Weighted average shares outstanding
Basic	13,150	13,026	13,082	13,259

Diluted	13,449	13,031	13,360	13,267

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